Exhibit 10.1

Exhibit A to First Amendment

$35,000,000

CREDIT AGREEMENT

dated as of

May 3, 2022

among

NCS MULTISTAGE HOLDINGS, INC.,

as Holdings and a Guarantor,

PIONEER INTERMEDIATE, INC.,

as a Guarantor

PIONEER INVESTMENT, INC.,

PIONEER NCS ENERGY HOLDCO, LLC,

NCS MULTISTAGE, LLC,

STS LOGISTICS AND ANALYTICS LLC,

as Borrowers,

NCS MULTISTAGE INC.,

as a Canadian Borrower,

The Other Loan Parties Party Hereto,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

___________________________

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

i

SCHEDULES:

Commitment Schedule

Schedule 3.05	--	Properties
Schedule 3.06	--	Disclosed Matters
Schedule 3.14	--	Insurance
Schedule 3.15	--	Capitalization and Subsidiaries
Schedule 5.17	--	Post-Closing Obligations
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.04A	--	Existing Investments
Schedule 6.04B	--	Planned Acquisition
Schedule 6.10	--	Existing Restrictions

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Borrowing Base Certificate
Exhibit C	--	Form of Compliance Certificate
Exhibit D	--	Joinder Agreement
Exhibit E-1	--	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal
Income Tax Purposes)
Exhibit E-2	--	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S.
Federal Income Tax Purposes)
Exhibit E-3	--	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal
Income Tax Purposes)
Exhibit E-4	--	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax
Purposes)

This CREDIT AGREEMENT dated as of May 3, 2022 (as it may be amended or modified from time to time, this “Agreement”) is by and among NCS MULTISTAGE HOLDINGS, INC., a Delaware corporation (“Holdings”), as a Loan Guarantor, PIONEER INTERMEDIATE, INC., a Delaware corporation (“Intermediate Holdings”), as a Loan Guarantor, PIONEER INVESTMENT, INC., a Delaware corporation (“Pioneer”), as a Borrower, PIONEER NCS ENERGY HOLDCO, LLC, a Texas limited liability company, as a Borrower, NCS MULTISTAGE, LLC, a Texas limited liability company, as a Borrower, STS HOLDINGS INC., a Nevada corporation, as a Loan Guarantor, NCS MULTISTAGE INC., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (“NCS Canada”), as a Canadian Borrower, STS TRACER SERVICES LTD., a limited company organized under the laws of British Columbia, Canada, as a Loan Guarantor, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to: (a) a rate of interest, refers to the Adjusted REVSOFR30 Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted REVSOFR30 Rate.

“Account” has the meaning assigned to such term in the applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Restricted Subsidiary (a) acquires any going business unit or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted REVSOFR30 Rate” (i) means an interest rate per annum equal to (a) the REVSOFR30 Rate plus (b) 0.10%; provided that (x) if the Adjusted REVSOFR30 Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement and (y) if the REVSOFR30 Rate shall not be available, then the Adjusted REVSOFR30 Rate shall be equal to the Alternate Base Rate (unless an alternate rate is established in accordance with Section 2.14); and (ii) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted REVSOFR30 Rate.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to Term CORRA for such calculation; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $35,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all the Lenders at such time.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Agreed Currencies” means Dollars and each Alternative Currency.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Rate” means the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions, reflecting the cost to the Lenders of obtaining funds, plus (b) the relevant Applicable Rate for Dollars set out under the heading “Term Benchmark”.  When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Rate.

“Alternative Currency” means Canadian Dollars and any additional currencies determined after the Effective Date by mutual agreement of the Borrowers, Lenders, Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, to the extent applicable, including without limitation, AML Legislation and the Criminal Code (Canada) and Corruption of Foreign Public Officials Act (Canada).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time) and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (c) above.

“Applicable Rate” means, for any day with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR / Alternate Base Rate Spread” (for ABR Loans when ABR is determined by reference to the Alternate Base Rate), “ABR / REVSOFR30 Rate Spread” (for ABR Loans when ABR is determined by reference to the REVSOFR30 Rate), “Canadian Prime Rate Spread”, “CORRA Spread” or “Term Benchmark Spread,” as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 5 during the period from the Effective Date to, and including, the last day of the fiscal quarter of Holdings ending on or about September 30, 2022:

Leverage Ratio	ABR / Alternate Base Rate Spread	ABR / REVSOFR30 Rate Spread	Term Benchmark Spread	Canadian Prime Rate Spread	CORRA Spread
Category 1 <3.0 to 1.0	2.40%	3.40%	3.40%	3.40%	3.40%
Category 2 <3.0 to 1.0 but <2.0 to 1.0	2.15%	3.15%	3.15%	3.15%	3.15%
Category 3 <2.0 to 1.0 but <1.5 to 1.0	1.90%	2.90%	2.90%	2.90%	2.90%
Category 4 <1.5 to 1.0 but <1.0 to 1.0	1.65%	2.65%	2.65%	2.65%	2.65%
Category 5 <1.0 to 1.0	1.40%	2.40%	2.40%	2.40%	2.40%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon Holdings’ annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the fifth (5th) Business Day after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if Holdings fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time it is determined that such financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means JPMorgan Chase Bank, N.A. in its capacity as sole bookrunner and sole lead arranger hereunder.

“ASC 842” means the FASB’s Accounting Standards Codification 842 (Leases).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment, and (ii) the Borrowing Base, minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), all as determined by the Administrative Agent in its Permitted Discretion.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Cash Balance” means, at any time, an amount equal to (a) the aggregate amount of cash and cash equivalents held or owned by (whether directly or indirectly) or credited to the account of, Holdings and its consolidated Subsidiaries, minus (b) without duplication, the sum of (i) checks issued, wires initiated or ACH transfers initiated on such accounts, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, plus (ii) cash and cash equivalents held in deposit accounts designated solely for payroll or employee benefits, plus (iii) cash and cash equivalents held in any Eligible Cash Account.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Restricted Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial, foreign or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR, (ii) Adjusted REVSOFR30 Rate Loan, the REVSOFR30 Rate, or (iii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor:

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided, that, notwithstanding anything to the contrary in this agreement or in any other Loan Document and solely with respect to Borrowings and requested Borrowings denominated in Canadian Dollars, upon the occurrence of a Term CORRA Reelection Event and the delivery of a Term CORRA Notice, the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate on and as of the applicable Benchmark Replacement Date.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars or Adjusted REVSOFR30 Rate Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower Representative pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to it in Section 3.21.

“Borrower” or “Borrowers” means (i) Pioneer, (ii) NCS Canada, (iii) Pioneer NCS Energy Holdco, LLC, a Texas limited liability company, (iv) NCS Multistage, LLC, a Texas limited liability company, (v) STS Logistics and Analytics LLC, an Oklahoma limited liability company, (vi) each other Person that becomes a party hereto from time to time as a Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Borrowing, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (d) 100% of Eligible Cash minus (e) Reserves. The maximum amount calculated pursuant to clause (b) above that may be included in the Borrowing Base shall not exceed 33% of the amount calculated pursuant to clause (a) of the definition of Borrowing Base set forth above. The Administrative Agent may, in its Permitted Discretion establish or adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago or Toronto, Ontario; provided that, (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day, and (b) in relation to Loans denominated in Canadian Dollars and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans or any other dealings in Canadian Dollars, and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, in addition to the foregoing, a Business Date shall be any day (other than a Saturday or a Sunday) on which banks are open for business in Canada.

“Canadian Benefit Plans” means any retirement, savings, profit sharing, health, medical, dental, disability, life insurance, welfare or other employee benefit plan, program, policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is sponsored, maintained or contributed to or required to be contributed to by any Borrower or Restricted Subsidiary in Canada or under which any Borrower or Restricted Subsidiary has any actual or potential liability, other than a Canadian Pension Plan.

“Canadian Borrower” means NCS Canada and any other Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Dollar” or “C$” means Canadian dollars, the lawful currency of Canada.

“Canadian Pension Plan” means a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), which is or was sponsored, administered or contributed to, or required to be contributed to, by any Loan Party or under which any Loan Party has or may incur any actual or contingent liability.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the Adjusted Term CORRA Rate for a one month Interest Period plus 1.0% per annum; provided, that if any of the above rates shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the Adjusted Term CORRA Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or the Adjusted Term CORRA Rate, respectively. When used in reference to any Loan or Borrowing, Canadian Prime Rate refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Loan that bears interest at a rate based on the Canadian Prime Rate.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Canadian Revolving Loans and its LC Exposure denominated in Canadian Dollars at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances denominated in Canadian Dollars outstanding at such time.

“Canadian Revolving Loan” means any Revolving Loan denominated in Canadian Dollars.

“Canadian Revolving Loan Sublimit” means $10,000,000 (or the Equivalent Amount thereof). The Canadian Revolving Loan Sublimit is part of, and not in addition to, the Revolving Commitment.

“Canadian Security Agreements” means that certain Canadian law governed Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other Canadian law governed pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, each as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Holdings and its Restricted Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (but excluding, for the avoidance of doubt, the portion of an operating lease required to be accrued as a liability in accordance with ASC 842).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of Holdings, (ii) approved by the board of directors of Holdings as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; or (c) Holdings shall cease to own, free and clear of all Liens or other encumbrances, directly or indirectly, at least 100% of the outstanding voting Equity Interests of any Borrower on a fully diluted basis (other than in any circumstance that a Borrower ceases to exist pursuant to a transaction permitted by Section 6.03).

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.

“Closing Availability” means (a) Availability, minus (b) the aggregate amount of all outstanding trade payables which have been unpaid for more than 60 days after the due date therefor (other than trade payables being contested or disputed in good faith), all as determined by the Administrative Agent in its Permitted Discretion.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreements, as applicable.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Collection Account” has the meaning assigned to such term in the Security Agreements, as applicable.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee Rate” means, for any day, a per annum rate equal to (a) 0.50% if average daily Aggregate Revolving Exposure during the preceding calendar month was less than or equal to 50% of the Aggregate Revolving Commitments as of the end of such calendar month, or (b) 0.25% if average daily Aggregate Revolving Exposure during the preceding calendar month was greater than 50% of the Aggregate Revolving Commitments as of the end of such calendar month; provided, that, until the first Business Day of the calendar month following the first full calendar month ending after the Effective Date, the “Commitment Fee Rate” shall be 0.50% per annum. For purposes of the foregoing, (i) the Commitment Fee Rate shall be determined by the Administrative Agent as of the end of each calendar month and (b) each change in the Commitment Fee Rate shall be effective during the period commencing on and including the first Business Day of the calendar month following the determination by the Administrative Agent of such change and ending on the date immediately preceding the effective date of the next such change; provided that the Commitment Fee Rate shall be deemed to be 0.50% per annum at the option of the Administrative Agent or Required Lenders if the Borrower Representative fails to deliver the Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01(f) during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any accounts of the Borrowers maintained with the Administrative Agent as zero balance accounts or cash management account with a unique ABA routing number which effectively limits the number and frequency of daily check presentments pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all or substantially all check disbursements of a Borrower, any other Loan Party and any designated Restricted Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“DDA Access Product” means the bank service provided to any Loan Party by JPMCB in its sole discretion consisting of direct access to schedule payments from the Funding Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by JPMCB and the funding of such payments under the Loan Borrowing Option in the DDA Access Product Agreement.

“DDA Access Product Agreement” means JPMCB’s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect on the date of this Agreement, as the same may be amended from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deficiency Funding Date” has the meaning assigned to such term in Section 2.05(a).

“Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada) or any applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including in any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as, pursuant to the terms of such Equity Interests, any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or any other scheduled payment constituting a return of capital, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) any Person identified by name in writing to the Administrative Agent by the Borrower Representative at least one Business Day prior to the Effective Date, and (b) any Person that is reasonably identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a); provided that “Disqualified Institution” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice to the Administrative Agent from time to time. The Administrative Agent is authorized to share the list of Disqualified Institutions with any Lender or prospective Lender from time to time.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the applicable Security Agreement.

“Document of Title” has the meaning assigned to such term in the PPSA.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in dollars, such amount, and (ii) with respect to any amount denominated in any other currency, the Equivalent Amount thereof in dollars as reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate in accordance with Section 1.10.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S. or Canada, other than any Subsidiary substantially all of the assets of which consist of the equity interests of entities organized under jurisdictions outside of the U.S. and Canada.

“Dominion Period” means any period (a) commencing (i) on any date upon which a Default or an Event of Default has occurred and is continuing, or (ii) at any time when Liquidity is less than the greater of (x) $3,000,000, and (y) 12.0% of the Aggregate Revolving Commitments, and (b) ending when, for a period of thirty (30) consecutive calendar days, (i) no Default or Event of Default has existed and (ii) Liquidity shall have been at least equal to the greater of (x) $3,000,000, and (y) 12.0% of the Aggregate Revolving Commitments, in each case, as determined by Administrative Agent in its Permitted Discretion.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii)  all tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary, unusual or non-recurring non-cash charges for such period, (v) expenses that are actually reimbursed in cash by a third party (and not a Loan Party or one of its Affiliates) during such period, (vi) any other non-cash losses, expenses or charges for such period (but (A) excluding any non-cash charge in respect of a revenue item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, and (B) including, subject to the prior approval of the Administrative Agent in its Permitted Discretion (which may be communicated by email or other writing), normal obsolescence accruals with respect to inventory arising in the ordinary course of business in accordance with GAAP), (vii) unusual or non-recurring items (including, for the avoidance of doubt, charges, accruals, reserves or expenses attributable to (1) the undertaking or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges, and (2) litigation, arbitration or mediation (including costs of counsel, consultants, dispute resolution professionals and experts) relating to infringement, misappropriation, theft or other misuse of intellectual property and related rights, including without limitation patents, trademarks, trade names, copyrights, and applications for any of the foregoing, and trade secrets and other confidential information), (viii) cash charges and expenses incurred in connection with the issuance or offering of Equity Interests, Dispositions outside the ordinary course of business, recapitalizations, mergers, consolidations or amalgamations, or option buyouts, provided that (1) such transaction is permitted under this Agreement and (2) such charges and expenses are non-recurring with respect to such transaction, provided that, in the case of the foregoing clauses (vii) and (viii), the aggregate amount added back shall not exceed $5,000,000 for such period, (ix) non-recurring cash charges and expenses (including severance payments) incurred in connection with any Permitted Acquisitions, and restructuring costs associated with single or one-time events incurred in connection with any Permitted Acquisitions; provided that, the aggregate amount added back under this clause (ix) in any such subject period shall not exceed 7.5% of EBITDA (after giving effect to all additions and subtractions provided for in this definition of EBITDA, including this clause (ix)), (x) (A) cash charges and expenses paid and incurred in connection with the Transactions contemplated to occur on or about the Effective Date, (B) cash charges, fees and expenses incurred in connection with any amendment or modification of the Loan Documents or the Obligations, and (C) cash charges to the extent actually reimbursed by third parties pursuant to indemnification provisions in applicable binding contracts which are not being contested, (xi) business interruption insurance proceeds actually received by any Loan Party in an amount representing the earnings for such period that such proceeds are intended to replace, (xii) unrealized net losses in the fair market value of any Swap Agreement, (xiii) the amount of any non-cash expense or deduction associated with any non-wholly owned Subsidiary (other than any Loan Party) that is attributable to any non-controlling Equity Interest or minority interest of any third party, to the extent deducted(and not added back) in determining Net Income, (xiv) cash actually received during the subject period and not included in Net Income for such subject period but only to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of EBITDA pursuant to clause (b)(ii) below for any previous subject period and not added back, and (xv) research and development tax credits awarded under Canadian federal law for research and development spending by Holdings or any Restricted Subsidiary (without regard to whether or not such tax credits were deducted in determining consolidated Net Income), provided that the add back in this clause (xiv) shall not exceed $1,500,000 for such subject period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) non-cash gains, including unrealized net gains in the fair market value of any Swap Agreement and non-cash gains resulting from non-recurring events or circumstances for such subject period and (iii) any extraordinary gains and any non-cash items of income for such period, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the foregoing calculation shall not include the results of Repeat Precision, except as expressly set forth in the definition of Net Income.

Notwithstanding the foregoing, the aggregate amount included in the calculation of EBITDA in any measurement period attributable to Restricted Subsidiaries which are not Loan Parties shall not exceed fifteen percent (15%) of EBITDA for such measurement period. For the purpose of calculating EBITDA for any period of twelve consecutive months (each a “Reference Period”), (i) if at any time during such Reference Period (and after the Effective Date) a Loan Party or any their respective Restricted Subsidiaries shall have made any Material Disposition (as defined below), EBITDA for such Reference period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period a Loan Party or any Restricted Subsidiary thereof shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by a Loan Party or any Restricted Subsidiary thereof in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to a Loan Party or any Restricted Subsidiary thereof in excess of $5,000,000.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of a Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Borrower:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c)    which is unpaid more than 90 days after the date of the original invoice therefor (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor);

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates exceeds 25% of the aggregate amount of Eligible Accounts;

(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in any of the Security Agreements has been breached or is not true;

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, administrator, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, administrator, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Bankruptcy Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof), Canada, any province of Canada, the United Kingdom, Switzerland, or Netherland Antilles or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada, the United Kingdom, Switzerland, or Netherland Antilles, or any state, province or other territory of the foregoing, unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent; provided, that, (i) no such letter of credit, trade credit insurance or other payment or credit assurance shall be required pursuant to the foregoing for the eligibility of Accounts owed by an Account Debtor that maintains its chief executive office in, or that is organized under the applicable law of, Norway, and (ii) the aggregate amount of Eligible Accounts that are owed by Account Debtors which maintain their chief executive office in, or are organized under applicable law of, the United Kingdom, Switzerland, the Netherland Antilles or Norway, or any state, province or territory of the foregoing, shall not exceed $2,000,000 (for all such Account Debtors other than BP plc and its subsidiaries) or $4,000,000 (for all such Account Debtors, including BP plc and its subsidiaries) in the aggregate at any time (and, in each case, any excess amount shall not be considered eligible under this clause (l)).

(m)    which is owed in any currency other than U.S. dollars or Canadian Dollars;

(n)    which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any government of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless, as applicable, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), the Financial Administration Act (Canada), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such asserted counterclaim, deduction, defense, setoff or dispute;

(r)    which is evidenced by any promissory note, chattel paper or instrument;

(s)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)    with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)    which was created on cash on delivery terms; or

(x)    which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Cash” means cash held in an Eligible Cash Account; provided that (a) not more frequently than once in any 60-day period (or a more frequent interval as the Administrative Agent may agree in its sole discretion), Borrowers may, upon not less than two (2) Business Days’ prior written notice to the Administrative Agent, decrease the amount of Eligible Cash by requesting a withdrawal of cash from an Eligible Cash Account, if (i) immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (ii) upon the request of the Administrative Agent, the Borrower Representative shall deliver a Borrowing Base Certificate to the Administrative Agent reflecting solely the change in the Borrowing Base after giving effect to such withdrawal, and (iii) the Borrowing Base shall be reduced by the amount of such withdrawal, immediately upon any such withdrawal, and (b) not more frequently than once in any 30-day period (or a more frequent interval as the Administrative Agent may agree in its sole discretion), Borrowers may, upon not less than two (2) Business Days’ prior written notice to the Administrative Agent, increase the amount of Eligible Cash by making a deposit to an Eligible Cash Account, provided further that, (i) upon the request of the Administrative Agent, the Borrower Representative shall deliver a Borrowing Base Certificate to the Administrative Agent reflecting solely the change in the Borrowing Base after giving effect to such deposit, and (iii) the Borrowing Base shall be increased by the amount of such deposit, effective upon any such deposit and, if applicable, delivery of the related Borrowing Base Certificate.

“Eligible Cash Account” means a special account of a Borrower established in the United States or Canada at the Administrative Agent and designated as an “Eligible Cash Account” by the Administrative Agent, over which the Administrative Agent has exclusive dominion and control for withdrawal purposes.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Borrower shall not include any Inventory:

(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c)    which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in any of the Security Agreements has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)    in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    which is not finished goods or raw materials, or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale or lease in the ordinary course of business;

(g)    which is not located in the U.S. or Canada or is in transit with a common carrier from vendors or suppliers or has not been released or cleared for sale by US Customs and Border Protection, Food and Drug Administration or other regulatory agencies;

(h)    which is located in any location leased by such Borrower unless (A)(i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for up to three months of rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion and (B) at least $100,000 of Inventory of the Borrowers is located at such location, provided that such Inventory shall not be deemed ineligible and such Reserve shall not be established for sixty (60) days following the Effective Date due solely to the absence of a Collateral Access Agreement;

(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document or a Document of Title, unless (A)(i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent for up to three months of expenses in connection with such bailment in its Permitted Discretion and (B) at least $100,000 of Inventory of the Borrowers is located at such third party warehouse or in possession of such bailee, provided that such Inventory shall not be deemed ineligible and such Reserve shall not be established for sixty (60) days following the Effective Date due solely to the absence of a Collateral Access Agreement;

(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)    which is a discontinued product or component thereof;

(l)    which is the subject of a consignment by such Borrower as consignor;

(m)    which is perishable;

(n)    which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)    which is not reflected in a current perpetual inventory report of such Borrower;

(p)    for which reclamation rights have been asserted by the seller;

(q)    which has been acquired from a Sanctioned Person; or

(r)    which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release or disposal of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the applicable Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, at any time with respect to any other currency, the amount of dollars or Canadian Dollars, as applicable, into which an amount of such other currency may be converted, in either case as determined by the Administrative Agent at such time on the basis of the Spot Rate in accordance with Section 1.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Property” means (a) all fee owned real property other than Material Owned Real Property, (b) all leased real property, (c) the “Excluded Collateral”, as defined in the US Security Agreement, which includes (i) Excluded JV Equity Interests, as defined therein, (ii) Excluded Trademark Collateral, as defined therein, (iii) Excluded Contracts, as defined therein, (iv) Excluded PMSI Collateral, as defined therein, and (v) all Equity Interests issued by Foreign Subsidiaries other than 65% of the Voting Securities issued by First-Tier Foreign Subsidiaries (but including 100% of the non-Voting Securities of such Subsidiaries), and (d) the “Excluded Collateral”, as defined in the Canadian Security Agreement, which includes (i) Excluded JV Equity Interests, as defined therein, (ii) Excluded Trademark Collateral, as defined therein, (iii) Excluded Contracts, as defined therein, and (iv) Excluded PMSI Collateral, as defined therein.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any withholding Taxes imposed under FATCA; and(e) in the case of payments by the Canadian Borrower, any Canadian federal withholding Taxes imposed on a payment or deemed payment by reason of having been made or deemed made to a Recipient that (i) is a “specified shareholder” of the Canadian Borrower (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of payment or deemed payment, or (ii) is not dealing at arm’s length for the purposes of the Income Tax Act (Canada) with the Canadian Borrower or a “specified shareholder” of the Canadian Borrower (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) at the time of payment or deemed payment.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive an Interest Election Request by email or fax or through Electronic System, and (b) to accept an Interest Election Request telephonically.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, (b) any agreement entered into pursuant to Section 1471(b)(1) of the Code, and (c) any fiscal or regulatory legislation, laws, regulations, rules, official guidance or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities which facilitates the implementation of the preceding clauses (a) through (b).

“FCCR Testing Period” means any period (a) commencing on any date when Liquidity is less than the greater of (x) $5,000,000 and (y) 20.0% of the Aggregate Revolving Commitments, and (b) ending when, for a period of thirty (30) consecutive calendar days, Liquidity shall have been at least equal to the greater of (x) $5,000,000 and (y) 20.0% of the Aggregate Revolving Commitments, in each case, as determined by Administrative Agent in its Permitted Discretion.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or assistant controller of a Borrower.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures, minus expenses for taxes paid in cash, net of cash tax refunds received to (b) Fixed Charges, all calculated for the period of twelve consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date). Unless otherwise specified, the Fixed Charge Coverage Ratio shall be calculated for the most recent trailing twelve month period for which financial statements have been delivered to the Administrative Agent and Lenders pursuant hereto.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, (i) if at any time during such Reference Period (and after the Effective Date) a Loan Party or any their respective Restricted Subsidiaries shall have made any Material Disposition or Material Acquisition, Fixed Charges, expenses for taxes and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto in a manner acceptable to the Administrative Agent as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period, and (ii) Unfinanced Capital Expenditures for such Reference Period shall be reduced by the net cash proceeds received in any Reference Period of any sale leaseback transaction permitted by this Agreement (without duplication of any netting effect under the definition of Unfinanced Capital Expenditures) in a manner acceptable to Administrative Agent.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness actually made, plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, except to the extent deducted as an expense in determining Net Income for such period, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the foregoing calculation shall not include Repeat Precision.

“Fixtures” has the meaning assigned to such term in the applicable Security Agreement.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted REVSOFR30 Rate, the Adjusted Daily Simple SOFR or Adjusted Term CORRA Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted REVSOFR30 Rate, the Adjusted Daily Simple SOFR or the Adjusted Term CORRA Rate shall be 0.00%.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” means one or more deposit accounts of the Borrowers to which the Administrative Agent is authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement, as identified from time to time by a written notice signed by two Financial Officers, and which may only be changed by a writing signed by two Financial Officers and approved by the Administrative Agent.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Holdings” has the meaning specified in introductory paragraph hereof.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Borrowers which (a) (i) for the most recently ended trailing twelve month period (or on an annualized basis if such Subsidiary has not existed for 12 months) had revenues of less than $10,000 individually (and when aggregated with all other Immaterial Subsidiaries at such time, less than $25,000 in the aggregate) and (ii) owns assets with a fair market value of less than $10,000 individually (and when aggregated with all other Immaterial Subsidiaries at such time, less than $25,000 in the aggregate), (b) has not been a Loan Party at any time previously, and (c) does not own any intellectual property or other assets that are utilized in the ordinary course of any Borrower’s business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (it being understood that if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of the Indebtedness of such Person in connection therewith shall be limited to the lesser of the face amount of such Indebtedness or the fair market value of all property of such Person securing such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which earn-outs, for purposes of determining the amount thereof, shall be valued at the amount of liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP), excluding current trade accounts payable in the ordinary course of business (which shall be valued in accordance with GAAP), (l) any other Off-Balance Sheet Liability and (m) net obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all net cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net (after giving effect to applicable netting and offsets) costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), net of interest income in such period, calculated on a consolidated basis for Holdings and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to (i) any Term Benchmark Borrowing denominated in Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Dollars), as the Borrower Representative may elect, and (ii) any Term Benchmark Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian Dollars), as the Borrower Representative may elect; provided that, in each case, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” has the meaning specified in introductory paragraph hereof.

“Inventory” has the meaning assigned to such term in the applicable Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Effective Date, (a) $7,500,000, in the case of JPMCB and (b) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank; provided that from and after the Effective Date, in the event that any Revolving Lender becomes an Issuing Bank (in addition to JPMCB) in accordance with the definition thereof, JPMCB may elect to reduce its Issuing Bank Sublimit by the amount designated to the Administrative Agent and the Borrower in writing by such additional Issuing Bank as its Issuing Bank Sublimit; provided further that all Issuing Banks may from time to time reallocate the Issuing Bank Sublimits among themselves as they may agree so long as the aggregate Issuing Bank Sublimits equal the LC Sublimit.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Joint Venture” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity as to which less than a majority of whose outstanding voting securities shall at any time be owned by such Person or one or more subsidiaries of such Person.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, including its successors and its designated branch offices or affiliates (and their respective successors), including JPMorgan Chase Bank, N.A., Toronto Branch.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Designated Currency” means Canadian Dollars and any other lawful currency (other than dollars) acceptable to the Administrative Agent and the applicable Issuing Bank, which is freely transferable and convertible into dollars and freely available to the applicable Issuing Bank.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Sublimit” means $7,500,000.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Leverage Ratio” means, at any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of twelve consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any time, an amount equal to (a) Availability, plus (b) the lesser of (i) $3,000,000, and (ii) the aggregate amount of readily and immediately available cash of the Loan Parties (excluding Eligible Cash) held in deposit accounts maintained at the Administrative Agent that are subject to the Administrative Agent’s first-priority perfected Lien and not subject to any other Liens, encumbrances or rights of third parties.

“Loan Borrowing Option” has the meaning assigned to such term in the DDA Access Product Agreement.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, each Compliance Certificate, the Loan Guaranty and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender in connection with the foregoing and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the applicable Borrower and the Issuing Bank in connection with the issuance by the Issuing Bank of Letters of Credit. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means Holdings, Intermediate Holdings, STS Holdings Inc., a Nevada corporation, NCS International, LLC, a Texas limited liability company, NCS International 2, LLC, a Texas limited liability company, STS Tracer Services LTD., a limited company organized under the laws of British Columbia, Canada, and each other Restricted Subsidiary of Holdings (other than the Borrowers) party hereto from time to time that has guaranteed the Secured Obligations pursuant to the Loan Guaranty or otherwise.

“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, each Loan Guarantor, each Borrower and any other Person who becomes a party to this Agreement as a Borrower or a Loan Guarantor pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings and its Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Agreement” means any written agreement or arrangement to which a Loan Party or a Restricted Subsidiary is party (other than the Loan Documents) (a) as defined in Regulation S-K’s Item 601(b)(10) (17 CFR §229.601-(Item 601) Exhibits); or (b) that evidences or relates to any (A) Material Indebtedness or (B) Subordinated Indebtedness.

“Material Indebtedness” means an item of Indebtedness (other than the Loans and Letters of Credit) or a Swap Agreement of any one or more of Holdings and its Restricted Subsidiaries in a principal amount or net liability position exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Material Owned Real Property” means any parcel of real property owned by a Loan Party which has a fair market value (as determined by a recent appraisal or cost, whichever is higher) in excess of $750,000.

“Maturity Date” means May 3, 2027, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Deliverables” means, with respect to each parcel of real property which is required to be subject to a Lien in favor of the Administrative Agent, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)    a Mortgage on such property;

(ii)    evidence that a counterpart of the Mortgage has been recorded in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties, except in the case of non-consensual Permitted Liens which have priority over the Liens of the Administrative Agent pursuant to applicable law;

(iii)    [reserved;]

(iv)    an opinion of counsel in the state or province, as applicable, in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(v)    if any such parcel of real property is determined by the Administrative Agent to be in a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, a flood notification form signed by the Borrower Representative and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Administrative Agent;

(vi)    an environmental assessment of the real property prepared by an environmental engineer reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require, all in form and substance satisfactory to the Administrative Agent; and

(vii)    such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Loan Party) in which Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Restricted Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary; provided further that, Net Income shall exclude all net income (or loss) of Repeat Precision or any other Unrestricted Subsidiary, except to the extent that any such income (as adjusted consistent with items (a)(i)-(vi) and (xi)-(xiii) and items (b)(i)-(iii) of the definition of EBITDA, all calculated with respect to Repeat Precision only) is actually received by a Loan Party in the form of cash dividends or similar distributions in cash in the period in which such income was earned (which amount shall be included as Net Income of Holdings and its Restricted Subsidiaries in the period in which it is received).

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) any reserve for adjustments in respect of the sale price of such asset or assets established in accordance with GAAP or required by the purchase agreement pertaining thereto, and (iv) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred in connection therewith or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Organizational Document” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the amount of LC Exposure denominated in dollars as of the date of such payment and 115% of the amount of LC Exposure denominated in Canadian Dollars as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements reasonably satisfactory to the Secured Parties counterparties thereto.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to such term in Section 8.06(d).

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, investment, Permitted Acquisition or other relevant transaction if:

(a)    (i) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, investment, Permitted Acquisition or other relevant transaction, and (ii) no material trade payables of the Borrowers shall be unpaid beyond customary terms consistent with past practice (other than trade payables being contested or disputed in good faith);

(b)    immediately after giving effect to and at all times during the 30-day period immediately prior to such Restricted Payment, investment, Permitted Acquisition or other relevant transaction, the Borrowers shall have (i) (A) Liquidity calculated on a pro forma basis after giving effect to such Restricted Payment, investment, Permitted Acquisition or other relevant transaction of not less than the greater of (1) 20% of the Aggregate Revolving Commitment or (2) $5,000,000, and (B) a Fixed Charge Coverage Ratio for the most recent trailing twelve months for which financial statements have been delivered hereunder calculated on a pro forma basis after giving effect to such Restricted Payment, investment, Permitted Acquisition or other relevant transaction of not less than 1.25 to 1.00, or (ii) Liquidity calculated on a pro forma basis after giving effect to such Restricted Payment, investment, Permitted Acquisition or other relevant transaction of not less than the greater of (A) 25% of the Aggregate Revolving Commitment or (B) $6,250,000; and

(c)    the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (a) and (b) above and attaching calculations for item (b).

“Payment Notice” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Acquisition” means (a) any Acquisition consented to in writing by the Administrative Agent and Required Lenders, (b) to the extent constituting an Acquisition, any liquidation, dissolution or winding-up permitted by Section 6.03, and (c) any other Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(i)    such Acquisition is not a hostile or contested acquisition;

(ii)    the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are reasonably similar, related, or incidental thereto, or constituting a reasonable extension thereof;

(iii)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except any such representation or warranty which relates to a specified prior date) and no Default exists, will exist, or would result therefrom;

(iv)    as soon as available, but (x) not less than ten (10) days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent notice of such Acquisition and (y) not less than five (5) days prior to such Acquisition, the Borrower Representative has provided to the Administrative Agent a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(v)    for the Accounts and Inventory acquired in connection with such Acquisition to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent;

(vi)    if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-Owned Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement, unless such Person is designated as an Unrestricted Subsidiary in accordance with Section 5.16 immediately upon consummation of such Acquisition;

(vii)    if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party (other than Holdings) shall acquire such assets;

(viii)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(ix)    if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, the surviving entity is or becomes a Borrower or a Loan Party, as applicable;

(x)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(xi)    in connection with an Acquisition of the Equity Interests of any Person, all Liens (other than Permitted Liens) on property of such Person shall be terminated unless the Administrative Agent in its Permitted Discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens (other than Permitted Liens) on such assets shall be terminated;

(xii)    the Payment Conditions shall be satisfied; provided that, with respect to any Acquisition that is funded with cash proceeds resulting from any issuance of common Equity Interests of Holdings or cash capital contributions on account of common Equity Interests of Holdings, the amount of such cash proceeds will be deemed to have been received by Holdings at the beginning of the 30-day period referenced in clause (b) of the definition of Payment Conditions solely for purposes of determining whether clause (b) of the definition of Payment Conditions has been satisfied with respect to such Acquisition;

(xiii)    all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken, unless such newly acquired or formed wholly-owned Subsidiary is an Immaterial Subsidiary or is designated as an Unrestricted Subsidiary in accordance with Section 5.15(b) immediately upon the consummation of such Acquisition; and

(xiv)    the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition promptly following the consummation thereof.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with Administrative Agent’s generally applicable credit policies.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes and/or utilities that are not yet due or delinquent or are being contested in compliance with Section 5.04;

(b)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, supplier’s, construction and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits and other liens made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, and pledges and deposits and other Liens made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations of Foreign Subsidiaries in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to a Loan Party;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, government contracts, agreements with utilities and other obligations of a like nature, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Restricted Subsidiary and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;

(g)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business and covering only the property so leased or licensed thereunder;

(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)    Liens (i) of a collecting bank arising in the ordinary course of business under Section 4‑210 of the UCC in effect in the relevant jurisdiction, the PPSA or other applicable law covering only the items being collected upon and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrowers and their Restricted Subsidiaries, or (ii) secure any Indebtedness;

(k)    purported Liens arising as the result of the filing of precautionary Uniform Commercial Code financing statements regarding operating leases of personal property entered into in the ordinary course of business; and

(l)    in the case of real property in Canada, any subsisting reservations, exceptions, limitations, provisos and conditions expressed or contained in any original grant from Canada and statutory limitations, exceptions, reservations and qualifications to title, including, without limitation, rights of expropriation, access of use or other similar rights conferred by any statute of Canada or any province thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.) or Canada or any province thereof (or by any agency thereof to the extent such obligations are backed by the full faith and credit of Canada), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof or Canada or any province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)    investments by any Foreign Subsidiary in (i) any securities, financial instruments or deposit accounts of a type similar to those described in clauses (a) through (e) above and issued by, or maintained by, any of the three largest banks (measured by asset size or net income) in the jurisdiction where such Foreign Subsidiary is conducting business, or (ii) any equivalent investments or financial instruments as are customary in such nation for similarly situated investors, in each case, so long as such investments are made for cash management purposes in the ordinary course of business, are not speculative, are prudent under the circumstances, reflect as their principal aim preservation of capital, and are readily convertible into cash or the applicable currency of the jurisdiction where such Foreign Subsidiary is conducting business.

“Permitted Liens” means Liens that are permitted by Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pioneer” has the meaning specified in introductory paragraph hereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (Alberta), including the regulations thereunder, as from time to time in effect, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Alberta, “PPSA” shall mean the personal property security legislation as in effect in such other jurisdiction from time to time for the provisions hereof relating to such validity, perfection or effect of perfection or non-perfection, as the case may be.

“Prepayment Event” means any of the following that occurs during a Dominion Period:

(a)    any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Restricted Subsidiary, other than Dispositions described in Section 6.05(a); or

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Restricted Subsidiary.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of Holdings or its Controlling Person or any of its Subsidiaries while in possession of the financial statements provided by Holdings under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate or REVSOFR30 Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, (c) if such Benchmark is Term CORRA, 1:00 p.m. (Toronto time) on the day that is two (2) Business Days preceding the date of such setting or (d) if such Benchmark is none of the Term SOFR Rate, REVSOFR30 Rate, Daily Simple SOFR or Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Adjusted REVSOFR30 Rate Borrowing, the Adjusted REVSOFR30 Rate, (iii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, or (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, as applicable.

“Relevant Screen Rate” means, as applicable (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, or (ii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA.

“Repeat Precision” means Repeat Precision, LLC, a Texas limited liability company, and each subsidiary thereof. As of the Effective Date, Repeat Precision is partially-owned by Pioneer NCS Energy Holdco, LLC, a Texas limited liability company.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Required Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time; provided that, as long as there are only two Revolving Lenders, Required Revolving Lenders shall mean both Revolving Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for up to three months of rent at locations leased by any Loan Party and for up to three months of consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of a Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any direct or indirect Subsidiary that is not an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitment is $35,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.02(a) in dollars or Canadian Dollars.

“REVSOFR30 Rate” means the Term SOFR Reference Rate for a (1) month period, as such rate is published by the CME Term SOFR Administrator, at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the first (1st) Business Day of each month, adjusted monthly on the first (1st) Business Day of each month. Any change in the REVSOFR30 Rate shall be effective from and include the effective date of such change.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the Government of Canada (including, without limitation, the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Officials Act (Canada) and the Criminal Code (Canada)), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreements” means the U.S. Security Agreements and the Canadian Security Agreements.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Spot Rate” has the meaning assigned to such term in Section 1.10.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(f).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings or a Loan Party, as applicable.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 66 and 2/3% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Target Balance” has the meaning assigned to such term in the DDA Access Product Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted Term CORRA Rate.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(a) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR Determination Day” has the meaning assigned to it in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis. For the avoidance of doubt, the foregoing calculation shall not include Repeat Precision.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the ABR, the Canadian Prime Rate or the Adjusted Term CORRA Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from (a) the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures), (b) the proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests) or capital contributions made in cash, so long as such cash proceeds are received within 45 days prior to the payment of the relevant expenditures and such cash proceeds are not commingled with any Loan Party’s funds and are used exclusively to fund such expenditures or (c) the cash proceeds of any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than Dispositions described in Section 6.05(a).

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary which the Borrower Representative has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to, and as permitted by, Section 5.16, and each Subsidiary thereof, so long as each such Subsidiary is permitted to constitute an Unrestricted Subsidiary in accordance with Section 5.16. For the avoidance of doubt, Repeat Precision is the only Unrestricted Subsidiary as of the Effective Date.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreements” means that certain U.S. law governed Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other U.S. law governed pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, each as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”, an “RFR Loan” or an “Adjusted REVSOFR30 Rate Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”, an “RFR Revolving Loan” or “Adjusted REVSOFR30 Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”, an “RFR Borrowing” or an “Adjusted REVSOFR30 Rate Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”, an “RFR Revolving Borrowing” or an “Adjusted REVSOFR30 Rate Revolving Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base) as the Administrative Agent may reasonably request. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2105-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.    Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any reference interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error in or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06.    Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Restricted Subsidiary makes any acquisition permitted pursuant to Section 6.04 or Disposition outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrowers most recently ended, the Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of such Borrower), as if such acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.07.    Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.08.    Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.09.    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10.    Currency Equivalent. Any amount specified in this Agreement or any of the other Loan Documents to be in dollars or Canadian Dollars (as the case may be) shall also include the equivalent of such amount in any currency other than dollars or Canadian Dollars (as the case may be), such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with dollars or Canadian Dollars (as the case may be). For purposes of this Section 1.10, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent and reasonably acceptable to the Borrowers if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

The Credits

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars (or, in the case of any Canadian Borrower, in Canadian Dollars) to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05 or (iii) the Aggregate Canadian Revolving Exposure shall not exceed the Canadian Revolving Loan Sublimit; provided that, Revolving Loans made in Canadian Dollars shall only be made to a Canadian Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.    Loans and Borrowings.   (a)   Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(b)    Subject to Section 2.14, each (i) Revolving Borrowing denominated in dollars shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans, as the Borrower Representative may request in accordance herewith, and (ii) each Revolving Borrowing denominated in Canadian Dollars shall be comprised of Canadian Prime Rate Loans or Term Benchmark Loans, as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accord‐ance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. ABR Borrowings and Canadian Prime Rate Borrowings may be in any amount. At the time each Term Benchmark Borrowing denominated in Canadian Dollars is made, such Borrowing shall be in an aggregate amount that is an integral multiple of C$100,000 and not less than C$500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of five (5) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower Representative or through an Electronic System if arrangements for doing so have been approved by the Administrative Agent not later than (a)(i) in the case of a Term Benchmark Borrowing denominated in Dollars, 10:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 10:00 a.m., Chicago time, five (5) Business Days before the date of the proposed Borrowing; (b) in the case of an ABR Borrowing, noon, Chicago time, on the date of the proposed Borrowing; (c) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 11:00 a.m., Toronto time, three (3) Business Days before the date of the proposed Borrowing; or (d) in the case of a Canadian Prime Rate Borrowing, not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower(s);

(ii)    the currency of the requested Borrowing, provided that Revolving Loans made in Canadian Dollars shall only be available to a Canadian Borrower;

(iii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iv)    the date of such Borrowing, which shall be a Business Day;

(v)    whether such Borrowing is to be an ABR Borrowing, an RFR Borrowing, a Term Benchmark Borrowing or Canadian Prime Rate Borrowing; and

(vi)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing or a Canadian Prime Borrowing, as applicable. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Protective Advances.   (a)   Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed ten percent (10%) of the Aggregate Revolving Commitment; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05.    Swingline Loans and Overadvances.

(a)    The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans, funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account or the Controlled Disbursement Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day subject to the Administrative Agent’s standard procedures for calculating clearing totals each morning; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the DDA Access Product to reach the Target Balance (a “Deficiency Funding Date”), make available to the applicable Borrower the proceeds of a Swingline Loan in the amount of such deficiency up to the Target Balance, by means of a credit to the applicable Funding Account on or before the start of business on the next succeeding Business Day, and such Swingline Loan shall be deemed made on such Deficiency Funding Date. The aggregate amount of Swingline Loans outstanding at any time shall not exceed ten percent (10%) of the Aggregate Revolving Commitment. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), on behalf of the Revolving Lenders, (x) make Revolving Loans to the Borrowers in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed ten percent (10%) of the Aggregate Revolving Commitments at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)    Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06.    Letters of Credit.  (a)  General. Subject to the terms and conditions set forth herein, the Borrower Representative may request any Issuing Bank to issue Letters of Credit for its own account or for the account of another Borrower denominated in dollars or an LC Designated Currency as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand (or transmit through Electronic System, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of (a) this Agreement and the Security Agreements and (b) the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement and the Security Agreements shall control. While this Agreement remains in effect, notwithstanding any default or event of default specified in any Letter of Credit Agreement to the contrary, the only defaults, Defaults, events of default or Events of Default applicable to the Loan Documents and the Letter of Credit Agreements shall be the Defaults and Events of Default, each as defined in this Agreement. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure shall not exceed the LC Sublimit (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or

(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is received after 9:00 a.m. Chicago time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing, Canadian Prime Rate Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Borrowing or Swingline Loan, as applicable. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; provided that nothing in this Section 2.06(f) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit. Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed through Electronic Systems) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or Canadian Prime Rate Loans, as applicable, and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)    Replacement and Resignation of an Issuing Bank.

(i)    A Lender may be designated as an Issuing Bank by written notice of the Borrower Representative to the Administrative Agent, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and the acceptance of such role by such Lender as an Issuing Bank hereunder. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure denominated in dollars and 115% of the amount of LC Exposure denominated in Canadian Dollars, in each case, as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b), Section 2.11(b) or Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the date that is five Business Days prior to the Maturity Date, the Borrowers shall immediately deposit in the LC Collateral Account an amount in cash equal to 103% of such LC Exposure denominated in dollars and 115% of the amount of LC Exposure denominated in Canadian Dollars, in each case, as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 2.07.    (a)   Funding of Borrowings.   Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans or Canadian Prime Rate Loans, as applicable, made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays its share of such Borrowing to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08.    Interest Elections.   (a)   Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery or Electronic System to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative.

(c)    Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower, the Agreed Currency and the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, an RFR Borrowing, a Term Benchmark Borrowing or a Canadian Prime Rate Borrowing; and

(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (if the Term Benchmark Borrowing is denominated in Dollars) or a Canadian Prime Rate Borrowing (if the Term Benchmark Borrowing is denominated in Canadian Dollars), as applicable. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and RFR Borrowing shall be converted to an ABR Borrowing (if the Term Benchmark Borrowing is denominated in Dollars) or a Canadian Prime Rate Borrowing (if the Term Benchmark Borrowing is denominated in Canadian Dollars), in each case, at the end of the Interest Period applicable thereto.

SECTION 2.09.    Termination and Reduction of Commitments; Increase in Revolving Commitments.   (a)   Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b)    The Borrowers may at any time terminate the Revolving Commitments upon Payment in Full of the Secured Obligations.

(c)    The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) the Borrowers may make a maximum of five (5) such requests, and (iii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)    The Borrowers shall have the right from time to time to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 (or such lesser amount as agreed by the Administrative Agent in its sole discretion), (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $15,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 (regardless of whether an FCCR Testing Period is in effect) and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii)  the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt.   (a)   The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on demand by the Administrative Agent.

(b)    The Revolving Loans and the other Obligations (unless such other Obligations expressly provide otherwise) shall be made in dollars or Canadian Dollars, as selected by the Borrowers as provided herein. All such Obligations advanced or denominated in dollars shall be repaid in dollars and all such Obligations advanced or denominated in Canadian Dollars shall be repaid in Canadian Dollars.

(c)    At all times during a Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.11(c). Upon expiration of any Dominion Period, Agent shall transfer all amounts in the Collection Account to the Funding Account.

(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.    Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section, if applicable, payment of any break funding expenses under Section 2.16, and otherwise without premium or penalty.

(b)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, the Borrowers shall prepay, on demand, the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess. In addition, except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Canadian Revolving Exposure exceeds the Canadian Revolving Loan Sublimit, the Borrowers shall promptly on demand either (a) prepay the Canadian Revolving Loans and/or cash collateralize LC Exposure denominated in Canadian Dollars or (b) refinance Canadian Revolving Loans with Loans hereunder denominated in dollars and otherwise permitted hereunder, in each case in an aggregate amount equal to such excess.

(c)    In the event and on each occasion that any Net Proceeds in excess of $500,000 are received by or on behalf of Holdings or any Restricted Subsidiary in respect of any Prepayment Event, the Borrowers shall, promptly, and in any event within one (1) Business Day, after such Net Proceeds are received by Holdings or any Restricted Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds in excess of $500,000.

(d)      (i)  All prepayments made pursuant to Section 2.11(a) shall be applied as directed by the Borrowers to prepay such Loans in accordance with the Lenders’ respective Applicable Percentages without a corresponding reduction in the Revolving Commitments.

(ii)    All prepayments made pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments, as applicable and to cash collateralize outstanding LC Exposure.

(e)    The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Dollars or Canadian Dollars, three (3) Business Days before the date of prepayment, (B) in the case of prepayment of an RFR Revolving Borrowing, not later five (5) Business Days before the date of prepayment, and (C) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments to the extent required pursuant to Section 2.16.

SECTION 2.12.    Fees.   (a)   The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, as provided in Section 2.20) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Commitment fees accrued through and including the first Business Day of each calendar month shall be payable in arrears on such Business Day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period, but excluding the date on which the Revolving Commitments terminate).

(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on first Business Day of the following month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.   (a)   The Loans comprising ABR Borrowings (including all Swingline Loans) shall bear interest at the ABR plus the Applicable Rate.

(b)    The Loans comprising each Term Benchmark Borrowing denominated in Dollars shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(c)    The Loans comprising Canadian Prime Rate Borrowings shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)    The Loans comprising each Term Benchmark Borrowing denominated in Canadian Dollars shall bear interest at the Adjusted Term CORRA Rate plus the Applicable Rate.

(e)    Each Protective Advance shall bear interest at the ABR plus the Applicable Rate plus 2% per annum. Each Overadvance shall bear interest at the ABR (if denominated in Dollars) or the Canadian Prime Rate (if denominated in Canadian Dollars), as applicable, plus the Applicable Rate for Revolving Loans plus 2% per annum.

(f)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder.

(g)    Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)    Interest computed by reference to the Term SOFR Rate, REVSOFR30 Rate or Daily Simple SOFR shall be computed on the basis of a year of 360 days. Interest computed by reference to Term CORRA, the Canadian Prime Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted REVSOFR30 Rate, REVSOFR30 Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Term CORRA Rate or Term CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(i)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Document is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(j)    If any provision of this Agreement would oblige any Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada);

provided, that if the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), such Loan Party shall be entitled to obtain reimbursement from the Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lender to such Loan Party.

SECTION 2.14.    Alternate Rate of Interest; Illegality.

(a)    Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted Term CORRA Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period, (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted REVSOFR30 Rate or the REVSOFR30 Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), or (C) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted Term CORRA Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, (B) at any time, the Adjusted REVSOFR30 Rate or the REVSOFR30 Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing, or (C) at any time, the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing denominated in Dollars and any Borrowing Request that requests a Term Benchmark Borrowing denominated in Dollars shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an Adjusted REVSOFR30 Rate Borrowing or an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing, and (B) for Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing denominated in Canadian Dollars and any Borrowing Request that requests a Term Benchmark Borrowing denominated in Canadian Dollars, in each case, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan, Adjusted REVSOFR30 Rate Loan or RFR Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, Adjusted REVSOFR30 Rate Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan denominated in Dollars shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any Adjusted REVSOFR30 Rate Loan or any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan, and (B) for Loans denominated in Canadian Dollars, any Term Benchmark Loan denominated in Canadian Dollars shall, on the last day of the Interest Period applicable to such Loan bear interest at the Canadian Prime Rate plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Borrower Representative’s election prior to such day: (x) bear interest at the Alternate Rate or (y) be prepaid by the Borrowers on such day.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this Section 2.14 (c)(ii), with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this Section 2.14 (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d)    The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, REVSOFR30 Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing, Adjusted REVSOFR30 Rate Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted (1) any such request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, or (2) any such request for an Adjusted REVSOFR30 Rate Borrowing or RFR Borrowing into a request for an ABR Borrowing or (y) any request relating to a Term Benchmark Borrowing denominated in Canadian Dollars (or otherwise not addressed by the immediately preceding clause (x)) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan, Adjusted REVSOFR30 Rate Loan or RFR Loan is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, Adjusted REVSOFR30 Rate Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan denominated in Dollars shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Adjusted REVSOFR30 Rate Loan or RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan, and (B) for Loans denominated in Canadian Dollars, (1) any Term Benchmark Loan denominated in Canadian Dollars shall, on the last day of the Interest Period applicable to such Loan bear interest at the Canadian Prime Rate plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, any outstanding affected Term Benchmark Loans shall, at the Borrower Representative’s election prior to such day: (x) bear interest at the Alternate Rate or (y) be prepaid by the Borrowers on such day.

SECTION 2.15.    Increased Costs.   (a)   If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted Term SOFR Rate, Adjusted REVSOFR30 Rate or Adjusted Term CORRA Rate, as applicable);

(ii)    impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, promptly following receipt of written notice of the same, the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, promptly following receipt of written notice of the same, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments.

(a)    With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or Section 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.    Withholding of Taxes; Gross-Up.   (a)   Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders.

(i)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), Section 2.17(f)(ii)(B) and Section 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including Payment in Full of the Secured Obligations).

(j)    Status of Administrative Agent. Upon the reasonable request of the Borrower Representative from time to time, and in the case of any successor or replacement Administrative Agent, before it becomes the Administrative Agent hereunder, the Administrative Agent shall deliver to the Borrower Representative a duly executed copy of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account).

(k)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Setoffs.   (a)   The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except that all payments with respect to principal and interest on Loans denominated in Canadian Dollars shall be made in Canadian Dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount.

(b)    All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure denominated in dollars and 115% of the aggregate LC Exposure denominated in Canadian Dollars, in each case, to be held as cash collateral for such Obligations, and to pay any amounts owing in respect of Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, for which Reserves have been established, ratably, seventh, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22 and to the extent not paid pursuant to clause sixth above, and eighth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class or Canadian Prime Rate Loans of the same Class, as applicable, and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(e)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)    The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of Borrower Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unrea‐sonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Revolving Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s Swingline Exposure and LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an amount necessary that the Swingline Exposure and LC Exposure of such Defaulting Lender can be fully reallocated among the non-Defaulting Lenders in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Restricted Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary shall be required to provide any notice described in this Section 2.22 in respect of such Banking Services or Swap Agreements.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01.    Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and , except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every juris‐diction where such qualification is required.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Violation. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents, (iii) filings as may be required under the Securities Exchange Act of 1934, as amended, and applicable stock exchange rules in connection therewith, which filings have been made or will be made by the Borrowers, or (iv) such actions, consents and approvals the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) will not violate any Organizational Document of any Loan Party or any Restricted Subsidiary, except for consents which have been obtained prior to the Effective Date, (c) will not violate, or require any consent under, in any material respect any Requirement of Law applicable to any Loan Party or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Restricted Subsidiary or the assets of any Loan Party or any Restricted Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Restricted Subsidiary, other than any such violation which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04.    Financial Condition; No Material Adverse Change.   Holdings has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal month and the portion of the fiscal year ended January 31, 2022, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2021.

SECTION 3.05.    Properties.   (a)   As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real property, and good title to all personal property, in each case material to the conduct of its business and free of all Liens other than Permitted Liens, except where the failure to have such title, interest or right could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)    Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all United States and Canada registered trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which (other than license agreements for commercially available off the shelf software that is generally available to the public which have been licensed to any Loan Party or Restricted Subsidiary pursuant to end user licenses), as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Restricted Subsidiary does not, to their knowledge, infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.   (a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)    Except for the Disclosed Matters (i) no Loan Party or any Restricted Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Restricted Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.    Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirement of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08.    Investment Company Status. No Loan Party or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. To the knowledge of such Loan Party, no Tax Liens have been filed, which have not been released, and no written claims are being asserted with respect to any such Taxes.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11.    Disclosure.   (a)   Neither the Borrower nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party or any of their Restricted Subsidiaries (taken as a whole) to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that the Loan Parties make no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize).

(b)    As of the Effective Date, to the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.    Material Agreements. No Loan Party is in default (after giving effect to any applicable grace or cure period) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement to which it is a party, except as could not, individually or in the aggregate, reasonably be excepted to result in a Material Adverse Effect.

SECTION 3.13.    Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.14.    Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15.    Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party. Schedule 3.15 sets forth all Immaterial Subsidiaries as of the date of this Agreement.

SECTION 3.16.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and when effective UCC financing statements are filed in the offices specified in the U.S. Security Agreement and effective PPSA financing statements are filed in the offices specified in the Canadian Security Agreement such Liens will constitute perfected and continuing Liens on the personal property Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (b) Liens perfected only by possession or control, to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral.

SECTION 3.17.    Employment Matters.

(a)    As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing. None of the Loan Parties, nor any of their respective employees, is subject to any collective bargaining agreement. The hours worked by and payments made to employees of the Loan Parties and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, all payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Restricted Subsidiary in accordance with and to the extent required by GAAP.

(b)    Each of the Loan Parties has withheld from each payment to each of their respective officers, directors and employees all Taxes, including income tax or Canada Pension Plan contributions, as applicable, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper Governmental Authority in accordance with applicable law. No Loan Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Agreements.

SECTION 3.18.    Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Restricted Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.19.    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20.    No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21.    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22.    Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.23.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.24.    Plan Assets; Prohibited Transactions. No Loan Party or any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.25.    Canadian Pension Plans.

(a)    Each Canadian Pension Plan is duly registered under the Income Tax Act (Canada) and applicable pension standards legislation and has been administered in all material respects in accordance with applicable law and the terms of such plan. All material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements thereunder have been performed on a timely basis. There are no outstanding disputes concerning the assets of any Canadian Pension Plan and there have been no improper withdrawals of any assets of the Canadian Pension Plans. All assessments owed under the Employment Pension Plans Act (Alberta), or other assessments or payments required under similar legislation in any other jurisdiction have been paid when due in respect of each Canadian Pension Plan.

(b)    All employee and employer contributions (including special payments and any other payments in respect of any funding deficiencies or shortfalls) or premiums required to have been remitted to the Canadian Pension Plans under the terms of the applicable plan and applicable Law have been properly withheld and remitted to the funding arrangement for the plan in a timely manner.

(c)    No Loan Party maintains or contributes to any Defined Benefit Plans.

ARTICLE IV

Conditions

SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2021 fiscal year, (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the audited consolidated financial statements described in clause (i) of this paragraph and (iii) reasonably satisfactory projections.

(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or an officer of such Loan Party, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, if applicable, and a true and correct copy of its by‑laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (unless such representation and warranty refers to a particular date, in which case such representation and warranty will be true and correct in all material respects as of such particular date), provided that any such representation and warranty that is qualified as to materiality shall be true and correct as of such date (or such particular date, as applicable), and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and out of pocket expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Effective Date, or as soon as reasonably possible thereafter, pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)    Pay-Off Letter. The Administrative Agent shall have received reasonably satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)    Funding Account. The Administrative Agent shall have received a written notice signed by two Financial Officers setting forth one or more Funding Accounts.

(i)    Customer List. The Administrative Agent shall have received a true and complete customer list for each Borrower and its Restricted Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative.

(j)    Collateral Access; Control Agreements and Eligible Cash Accounts. (a) The Administrative Agent shall have received (i) each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreements and (ii) each Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the U.S. Security Agreements and (b) the Eligible Cash Account shall have been established by a Borrower with the Administrative Agent.

(k)    Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date.

(l)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Business Day immediately preceding the Effective Date.

(m)    Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Closing Availability shall not be less than $7,000,000.

(n)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(p)    [Reserved.]

(q)    [Reserved.]

(r)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreements.

(s)    Tax Withholding. The Administrative Agent shall have received a copy of a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(t)    Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be reasonably acceptable to the Administrative Agent.

(u)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Borrowers’ Accounts, Inventory and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(v)    Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent.

(w)    Appraisal. The Administrative Agent shall have received an appraisal of the Borrowers’ Inventory from one or more firms satisfactory to the Administrative Agent, which appraisal shall be reasonably satisfactory to the Administrative Agent in its Permitted Discretion.

(x)    USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including any AML Legislation or the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(y)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c)    After giving effect to any Borrowing or the issuance, amendment or extension of any Letter of Credit, Availability shall not be less than zero.

(d)    After giving effect to any Borrowing or the issuance, amendment or extension of any Letter of Credit and the application of proceeds thereof, the Available Cash Balance shall not exceed $10,000,000.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c), and (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit, provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying such financial Statements is subject to a “going concern” or like qualification solely as a result of the Maturity Date being scheduled to occur within 12 months) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including Unrestricted Subsidiaries, if applicable) on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants, together with unaudited consolidating balance sheets and related statements of operations and cash flows as of the end of and for such year, for Holdings and its Restricted Subsidiaries on a consolidated basis and for Repeat Precision and any other Unrestricted Subsidiaries each on a consolidated basis;

(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations and cash flows, and consolidated stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including Unrestricted Subsidiaries, if applicable) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with unaudited balance sheets and related statements of operations and cash flows as of the end of and for such quarter, for Holdings and its Restricted Subsidiaries on a consolidated basis and for Repeat Precision and any other Unrestricted Subsidiaries each on a consolidated basis;

(c)    within (x) 30 days after the end of each calendar month other than a calendar month end which corresponds to a fiscal quarter end, and (y) 45 days after the end of each calendar month that corresponds to the end of a fiscal quarter of Holdings, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including Unrestricted Subsidiaries, if applicable) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, normal quarterly adjustments, and the absence of footnotes, together with unaudited balance sheets and related statements of operations and cash flows as of the end of and for such month, for Holdings and its Restricted Subsidiaries on a consolidated basis and for Repeat Precision and any other Unrestricted Subsidiaries each on a consolidated basis;

(d)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate (i) certifying, (x) in the case of the financial statements delivered under clause (b) , that such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (y) in the case of financial statements delivered under clause (c), that such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, normal quarterly adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) concurrently with any delivery of financial statements under clause (a) or (b) above or under clause (c) above solely with respect to any month for which compliance with the financial covenant contained in Section 6.12 is required, setting forth reasonably detailed calculations of the Leverage Ratio and the Fixed Charge Coverage Ratio (including, without limitation, a statement of whether the portion of EBITDA attributable to Restricted Subsidiaries that are not Loan Parties exceeds 10% of EBITDA and, if so, a statement of the amount of EBITDA attributable to Restricted Subsidiaries that are not Loan Parties) and, if applicable, demonstrating compliance with Section 6.12, and (iv) stating whether any material change in GAAP (as applied by Holdings in preparing its financial statements) or in the application thereof (except in each case as has been publicly disclosed by filing with the SEC) has occurred since the date of the most recent audited financial statements delivered pursuant to clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, that, if at any time a FCCR Testing Period commences and the financial covenant contained in Section 6.12 is required to be tested as of the end of any month for which a Compliance Certificate calculating the Fixed Charge Coverage Ratio has not been delivered pursuant to this Section 5.01(d), Borrower Representative shall promptly, and in any event before the end of the day on which such FCCR Testing Period commences, deliver to Administrative Agent a Compliance Certificate setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio and demonstrating compliance with Section 6.12 as of the end of such month;

(e)    as soon as available but in any event no later than 90 days after the first day of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of Holdings and its consolidated Subsidiaries (including Repeat Precision and any other Unrestricted Subsidiary, if applicable), of Holdings and its Restricted Subsidiaries, of Repeat Precision and of any other Unrestricted Subsidiaries for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent and otherwise consistent with the presentation of financial statements delivered pursuant to Section 5.01(c) above;

(f)    as soon as available but in any event within 25 days of the end of each calendar month (or at any time during a Dominion Period, on a weekly basis within 3 Business Days of the end of each week), as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(g)    as soon as available but in any event within 25 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)    a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, and balance due for each Account Debtor;

(ii)    a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate;

(iii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)    if any Loans are then outstanding, a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and

(v)    a schedule and aging of the Borrowers’ accounts payable;

(h)    promptly upon the Administrative Agent’s request:

(i)    copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii)    a schedule detailing the balance of all intercompany accounts of the Loan Parties

(iv)    a schedule including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(v)    a reconciliation of the Borrowers’ Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date; and

(vi)    a schedule providing sufficient detail to calculate the portion of EBITDA attributable to Restricted Subsidiaries of Holdings that are not Loan Parties; and

(vii)    a balance sheet, statements of operations and statements of cash flows for Restricted Subsidiaries that are not Loan Parties on a consolidated basis, or such other financial information as is reasonably requested by the Administrative Agent to verify and calculate the portion of EBITDA attributable to Restricted Subsidiaries that are not Loan Parties;

(i)    within 25 days of September 30 of each year and at such other times as may be requested by the Administrative Agent, an updated customer list for each Borrower and its Restricted Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified by a Financial Officer of the Borrower Representative as accurately reflecting the Borrowers’ records regarding such information;

(j)    promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(k)    promptly following any request therefor, (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(l)    promptly after receipt thereof by any Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of any Borrower or any Subsidiary thereof;

(m)    promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of such Borrower or any Restricted Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(n)    (i) promptly upon any Borrower’s knowledge, written notice of any dispute, setoff, claim, counterclaim or defense in excess of $150,000 that exists or has been asserted or threatened in writing by any Account Debtor with respect to Accounts shown as Eligible Accounts on the most recent Borrowing Base Certificate; (ii) together with each delivery of a Borrowing Base Certificate, written notice of (w) any changes or additions to any corporate offices, warehouses or other locations where Collateral is maintained, (x) any new commercial tort claim (as defined in the UCC) that seeks damages in excess of $250,000 acquired by any Loan Party, (y) any new letter of credit for which any Loan Party is a beneficiary, and (z) any new Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law, in each case, except to the extent written notice of any of the foregoing items have previously been delivered to the Administrative Agent; and (iii) together with each delivery of quarterly financial statements pursuant to Section 5.01(b) above, written notice of any new registrations or applications for intellectual property filed or registered in the United States or Canada.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.

Holdings represents and warrants that each of it and its Controlling and Controlled entities, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, Holdings hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders and (B) agree that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of any such securities. Holdings will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall Holdings request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrowers’ compliance with the covenants contained herein or with respect to the Borrowing Base.

SECTION 5.02.    Notices of Material Events. The Borrowers and Holdings will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)    the occurrence of any Default;

(b)    receipt of any notice of any investigation by a Governmental Authority or any litigation or Proceeding commenced or threatened against any Loan Party or any Restricted Subsidiary that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Restricted Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Restricted Subsidiary in excess of $1,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c)    the existence of any Lien or claim (other than Permitted Liens) made or asserted against any of the Collateral, or the filing of any Tax Lien or judgment Lien;

(d)    any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e)    within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f)    all material amendments to any Subordinated Indebtedness, together with a copy of each such amendment;

(g)    within five (5) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h)    in conjunction with the delivery of the reporting required under Section 5.01(c) hereof, a summary of any material change in accounting or financial reporting practices by any Borrower or any Subsidiary;

(i)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Restricted Subsidiaries in an aggregate amount exceeding $1,000,000;

(j)    any other development that results, or could reasonably be expected to result, in a Material Adverse Effect (other than changes in generalized market conditions affecting substantially all of the Borrowers’ competitors in a substantially similar fashion);

(k)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(l)    not less than five (5) Business Days (or such later date as may be approved in writing by the Administrative Agent in its sole discretion, including by email) prior to any (a) change of any Loan Party’s name as it appears in official filings in the state of its incorporation or organization, (b) change of any Loan Party’s chief executive office or principal place of business, (c) change of any Loan Party’s type of entity, (d) change of any Loan Party’s organization identification number, if any, issued by its state or jurisdiction of organization, or (e) change of any Loan Party’s state or jurisdiction of incorporation or organization.

Each notice delivered under this Section (i) shall be in writing, and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and businesses reasonably related thereto or constituting a reasonable extension thereof.

SECTION 5.04.    Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Indebtedness and all federal and other material Taxes and all other material governmental liabilities and obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c)  none of the Collateral would become subject to forfeiture or loss as a result of the contest and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Restricted Subsidiary to, remit withholding Taxes and other payroll Taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.    Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that this Section shall not prevent the Loan Parties from discontinuing the operation and maintenance of certain of its properties if such discontinuance is desirable in the conduct of its business and could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly following written notice to Borrower Representative) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Administrative Agent and each Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times during normal business hours and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall be responsible for the costs of expenses of one (1) field examination during any 12-month period and one (1) additional field examination (for the total of two (2) such field examinations during any 12-month period) conducted at any time within 12 months after Liquidity falls below the greater of (i) $5,000,000 and (ii) 20.0% of the Aggregate Revolving Commitment; provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations conducted while an Event of Default has occurred and is continuing.

SECTION 5.07.    Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.    Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit may be used for Permitted Acquisitions and other investments permitted hereunder, Capital Expenditures, working capital and general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Restricted Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date when made, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged herein that projections are not a guarantee of future performance and that actual results may vary materially from projected results).

SECTION 5.10.    Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including hazard and business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.11.    Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12.    Appraisals. At any time that the Administrative Agent requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of its Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. The Loan Parties shall be responsible for the costs of expenses of one (1) Inventory appraisal during any 12-month period. In addition to the foregoing, (a) the Loan Parties shall be responsible for the costs and expenses of one (1) additional appraisal during the term of this Agreement conducted at the Administrative Agent’s discretion, and (b) there shall be no limitation on the number or frequency of Inventory appraisals if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the costs and expenses of any such appraisals conducted while an Event of Default has occurred and is continuing.

SECTION 5.13.    Depository Banks. Each Borrower and each Restricted Subsidiary will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

SECTION 5.14.    Additional Collateral; Further Assurances.   (a)   Subject to applicable Requirement of Law, each Loan Party will cause each Domestic Subsidiary formed or acquired after the date of this Agreement (other than any Unrestricted Subsidiary or Immaterial Subsidiary, but treating any Immaterial Subsidiary that ceases to be an Immaterial Subsidiary as having been formed or acquired as of the date on which such Subsidiary ceases to be an Immaterial Subsidiary) to become a Loan Party by executing a Joinder Agreement. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. or Canada, as applicable, owned by any Loan Party, but excluding any Excluded Property.

(b)    Each Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its direct Restricted Subsidiaries, other than any Excluded Property, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)    Without limiting the foregoing, each Loan Party will, and will cause each wholly-owned Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)    If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Security Agreement that become subject to the Lien under such Security Agreement upon acquisition thereof), other than any Excluded Property, the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties. If any Loan Party shall acquire any Material Owned Real Property after the Effective Date, upon the election of the Administrative Agent, such Loan Party shall deliver or cause to be delivered all Mortgage Deliverables with respect thereto within ninety (90) days after acquisition thereof (or such later date as Administrative Agent may approve in writing in its sole discretion).

(e)    Notwithstanding anything in any Loan Document to the contrary, the Loan Parties shall not be required to take actions under the laws of jurisdictions other than the United States and Canada to perfect security interests in Equity Interests.

SECTION 5.15.    Canadian Pension Plans. The Borrowers shall, and shall cause each other Loan Party to, ensure that each Canadian Pension Plan is administered in material compliance with the terms of the applicable plan, the applicable funding agreement and any other documents governing the plan, and applicable law. The Borrowers shall, and shall cause each other Loan Party to, promptly provide the Administrative Agent with any documentation relating to any of the Canadian Pension Plans as the Administrative Agent may reasonably request. The Borrowers shall, and shall cause the Restricted Subsidiaries to, notify the Administrative Agent within thirty (30) days of: (i) any material increase in the obligations or liabilities of any Loan Party under any Canadian Pension Plan; or (ii) any Loan Party assuming any obligation to sponsor, administer, participate in or contribute to any Canadian Pension Plan in respect of which such Loan Party did not previously have an obligation to sponsor, administer, participate in or contribute to, as applicable.

SECTION 5.16.    Designation of Unrestricted Subsidiaries; Covenants With Respect to Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary in accordance with Section 5.16(b), any Person that becomes a Subsidiary of Holdings or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)    The Borrower Representative may designate, by written notification thereof to the Administrative Agent, any newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and immediately after giving effect, to such designation (including after giving effect to the reclassification of any Investments in, Indebtedness of, and/or Liens on the assets of, such Subsidiary), no Default or Event of Default exists, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrowers’ direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.04, (iii) immediately after giving effect to such designation, the Aggregate Revolving Exposure shall not exceed Availability, (iv) such Subsidiary has not constituted a Loan Party at any prior time, (v) such Subsidiary does not own any intellectual property or other assets that are used in the ordinary course of any Borrower’s business, and does not own Equity Interests in any Subsidiary (other than another Subsidiary that would be permitted to be designated as an Unrestricted Subsidiary) would not be permitted to be designated as an Unrestricted Subsidiary hereunder, (vi) such Subsidiary is a Person with respect to which no Loan Party or Restricted Subsidiary has any direct or indirect obligation to subscribe for additional Equity Interests of such Person or to maintain or preserve such Person’s financial condition or to cause such Person to maintain or achieve any specified levels of operating results, and (vii) such written notice of designation is delivered to the Administrative Agent on or before the date on which such Subsidiary is acquired by Holdings or any Restricted Subsidiary, or on or before the date such Subsidiary has been formed by Holdings or any Restricted Subsidiary, other than in the case of Repeat Precision. Except as provided in this Section 5.16, no Restricted Subsidiary may be designated or redesignated as an Unrestricted Subsidiary.

(c)    The Loan Parties will not permit any Unrestricted Subsidiary (i) to hold any Indebtedness owing by, or Liens secured by the property of, any Loan Party or Restricted Subsidiary, (ii) own any Equity Interest, directly or indirectly, in any Loan Party or any other Restricted Subsidiary, or (iii) own any property (including intellectual property or contractual rights) that are used in the ordinary course of any Borrower’s business.

(d)    The Loan Parties:

(i)    will cause the management, business and affairs of Holdings and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate balance sheets and income statements of Unrestricted Subsidiaries to creditors and potential creditors thereof (to the extent required hereunder) and by not permitting properties of Unrestricted Subsidiaries to be commingled with those of the Loan Parties) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Holdings and its Restricted Subsidiaries;

(ii)    will cause each Unrestricted Subsidiary to refrain from commingling any assets with those of any Loan Party or Restricted Subsidiary; and

(iii)    will not, and will not permit any other Loan Party to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries except to the extent permitted by this Agreement; and

(iv)    will not incur or otherwise allow to exist any direct or indirect obligation of any Loan Party or Restricted Subsidiary to subscribe for additional Equity Interests of such Person or to maintain or preserve such Person’s financial condition or to cause such Person to maintain or achieve any specified levels of operating results.

SECTION 5.17.    Post-Closing Obligations. The Loan Parties shall satisfy each requirement set forth on Schedule 5.17 on or before the respective date specified for such requirement (or such later date as may be approved in writing by the Administrative Agent in its sole discretion (including by e-mail notification)).

ARTICLE VI

Negative Covenants

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.    Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)    Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary, provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)    Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Borrower or any other Restricted Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms (if any) as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)    Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $12,500,000 at any time outstanding;

(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) and (i) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary, (iii) no Loan Party or any Restricted Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv)  the terms of such Refinance Indebtedness, other than fees and interest, are not, taken as a whole, materially less favorable to the obligor thereunder or the Lenders than the original terms of such Original Indebtedness, and (v) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, completion guarantees, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)    Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $10,000,000 at any time outstanding;

(j)    Indebtedness with respect to Swap Agreements permitted pursuant to Section 6.07;

(k)    Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business, or (ii) arising under or in connection with cash management services in the ordinary course of business;

(l)    Indebtedness owed to any Person providing (or any Person who provides financing for) property, casualty, liability, or other insurance obtained by any Loan Party or Restricted Subsidiary in the ordinary course of business, in an aggregate amount not to exceed the amount of insurance premiums payable within one (1) year, so long as such Indebtedness is incurred only to defer the premium cost of such insurance and secured only by Liens permitted by Section 6.02(m) below;

(m)    Indebtedness consisting of any indemnification obligation, adjustment of purchase price, non-compete, tax-refund obligation or similar obligation incurred in connection with the consummation of one or more Permitted Acquisitions, Dispositions permitted hereunder or investments permitted hereunder to the extent such liabilities are not paid in cash at the consummation thereof and remain outstanding or will be incurred thereafter;

(n)    unsecured Indebtedness consisting of earn-out obligations, deferred purchase price payments and similar obligations arising out of any Permitted Acquisition, so long as such obligations constitute Subordinated Indebtedness;

(o)    Indebtedness of Foreign Subsidiaries; provided that, the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (o) (excluding any intercompany Indebtedness of such Foreign Subsidiaries permitted hereunder) shall not exceed $2,000,000;

(p)    Indebtedness arising from the endorsement of instruments or other payment items for collection in the ordinary course of business;

(q)    Indebtedness arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(r)    other unsecured Indebtedness not otherwise described in the preceding clauses of this Section 6.01 in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and

(s)    other unsecured Indebtedness not otherwise described in the preceding clauses of this Section 6.01 (other than clause (r) above); provided that, (i) no Default shall have occurred and be continuing at the time such Indebtedness is incurred, (ii) such Indebtedness does not require any purchase, retirement, prepayments, repayments, defeasance or redemption of any principal amount thereof other than at stated maturity and mandatory prepayments or puts triggered upon a change in control, sale of all or substantially all assets and certain asset sales, in each case, which are customary with respect to such type of Indebtedness, (iii) such Indebtedness shall not have a stated maturity date that is earlier than six months after the Maturity Date (determined at the time such Indebtedness was incurred), (iv) the agreement governing such Indebtedness shall not contain maintenance financial covenants or other terms and conditions, taken as a whole, that are materially more restrictive on the Loan Parties, taken as a whole, then the terms set forth in this Agreement, (v) the terms and conditions of such Indebtedness, taken as a whole, are no more restrictive on the Loan Parties than the then available market terms and conditions for comparable issuers and issuances, (vi) both before and immediately after the incurrence of such Indebtedness, the pro forma Leverage Ratio does not exceed 2.00 to 1.00 and the pro forma Fixed Charge Coverage Ratio is at least 2.00 to 1.00, in each case, for the most recent four quarters for which financial statements have been delivered pursuant to Section 5.01, (vii) both before and immediately after the incurrence of such Indebtedness, Liquidity is equal to or greater than 15% of the Aggregate Revolving Commitments, and (viii) the aggregate principal amount of the Indebtedness permitted under this clause (s) shall not exceed $5,000,000 outstanding at any time.

SECTION 6.02.    Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, including fees and expenses in connection therewith, and (iv) such Liens shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary, provided that individual financings permitted to be secured under this clause (d) may be cross-collateralized to other such financings provided by the same lender or its Affiliates;

(e)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisi‐tion or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(f)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06; and

(g)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(h)    Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of any investment permitted hereunder;

(i)    Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 6.01(o); provided that such Liens do not extend to or encumber any assets that constitute Collateral;

(j)    Liens (including inchoate Liens) securing judgments for the payment of money not constituting an Event of Default;

(k)    Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in and permitted under Section 6.01(l); provided that such Liens shall encumber only (i) the insurance proceeds of the insurance financed thereby, (ii) set-off rights that reduce the unearned premiums, and (iii) any interest in any state guarantee fund relating to any financed policy;

(l)    Liens arising out of conditional sale, title retention, consignment, bailee arrangements or other similar arrangements for the sale of goods permitted by this Agreement and entered into in the ordinary course of business;

(m)    Liens on Equity Interests in Joint Ventures created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Loan Party in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(n)    Liens on Equity Interests of Unrestricted Subsidiaries.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clauses (a) or (b) of the definition of Permitted Encumbrances and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.

SECTION 6.03.    Fundamental Changes.   (a)   No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or any substantial part of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge or amalgamate into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 6.04, and (iv) any Investment permitted by Section 6.04 may be structured as a merger, consolidation or amalgamation in accordance with this Section 6.03.

(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c)    No Loan Party will, nor will it permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Restricted Subsidiaries on the date hereof and businesses reasonably related thereto or constituting a reasonable extension thereof.

(d)    No Loan Party will (a) change its name as it appears in official filings in the state or jurisdiction of its incorporation or organization, (c) change the type of entity it is, or (c) change its state or jurisdiction of incorporation or organization, in each case, without providing prior written notice thereof to the Administrative Agent in accordance with Section 5.02.

(e)    No Loan Party will, nor will it permit any Restricted Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

(f)    No Loan Party will change the accounting basis upon which its financial statements are prepared from GAAP to a different body of accounting principles or standards.

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger or amalgamation) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)    Permitted Investments;

(b)    investments in existence on the date hereof and described in Schedule 6.04A;

(c)    investments by Holdings in the Borrowers and by the Borrowers and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement (other than any Excluded Property) and (ii) the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties after the date of this Agreement (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) permitted by this clause (c) shall not exceed $2,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)    loans or advances made by any Loan Party to any Restricted Subsidiary and made by any Restricted Subsidiary to a Loan Party or any other Restricted Subsidiary, provided that (i) any such loans and advances made by a Loan Party to a non-Loan Party Restricted Subsidiary in an amount of more than $500,000 shall be evidenced by a promissory note pledged pursuant to the applicable Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties after the date of this Agreement (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) permitted by this clause (d) shall not exceed $2,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)    Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) permitted by this clause (e) shall not exceed $2,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)    loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;

(g)    investments consisting of (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices, or (iii) advances by to suppliers arising in the ordinary course of business and represented by accounts or notes from such suppliers;

(h)    investments in the form of Swap Agreements permitted by Section 6.07;

(i)    investments of any Person existing at the time such Person becomes a Restricted Subsidiary of a Borrower or consolidates, amalgamates or merges with a Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger or amalgamation;

(j)    investments received as consideration for Dispositions permitted by Section 6.05;

(k)    investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)    Permitted Acquisitions;

(m)    investments consisting of the indorsement by Holdings or any Restricted Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(n)    investments (other than an Acquisition) to the extent that the payment for such Investment is made in exchange for, or with the cash proceeds of substantially contemporarily issued, Equity Interests of Holdings, so long as any such proceeds are designated in writing to the Administrative Agent for such purposes;

(o)    investments in the form of the Acquisition described in Schedule 6.04B;

(p)    other Investments of a type not otherwise described in this Section 6.04 in an aggregate amount not to exceed $1,000,000 when made in the aggregate; provided that any such investments in any Unrestricted Subsidiary or any other Affiliate of Holdings that is not a Loan Party shall be made in cash; and

(q)    any other investments (other than any Acquisition) so long as the Payment Conditions shall have been satisfied with respect thereto at the time of each such investment; provided that any such investments in any Unrestricted Subsidiary or any other Affiliate of Holdings that is not a Loan Party shall be made in cash.

SECTION 6.05.    Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)    Dispositions of (i) Inventory, cash and Permitted Investments in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)    Dispositions of assets to any Borrower or any Subsidiary, provided that any such Dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)    Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d)    the granting of Permitted Liens, the consummation of Sale and Leaseback Transactions permitted by Section 6.06, investments permitted by Section 6.04 and payments permitted pursuant to Section 6.08;

(e)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Restricted Subsidiary;

(f)    Dispositions among Loan Parties;

(g)    Dispositions permitted by Section 6.03;

(h)    Disposition of any assets (other than Accounts or Inventory) to the extent required by applicable Requirements of Law;

(i)    leases, licenses, subleases or sublicenses granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries;

(j)    Dispositions of intellectual property rights that are no longer used or useful in the business of Holdings and its Restricted Subsidiaries;

(k)    the termination or unwinding of any Swap Agreement;

(l)    any surrender, waiver, settlement, compromise, modification, termination or release of, in the ordinary course of business, (i) a contract right, but only to the extent such contract right is either (A) an inchoate or contingent right to receive payment of any kind or (B) a contract right that is not a right to receive payment of any kind, or (ii) tort or other litigation claims;

(m)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly (within 120 days thereof or such longer period as may be approved in writing by the Administrative Agent, which may be communicated by e-mail or other electronic writing) applied to the purchase price of such replacement property; and

(n)    Dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (m) shall not exceed $2,000,000 during any fiscal year of Holdings;

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (k) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06.    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such sale of personal property that is made for cash consideration and in an amount not less than the fair market value of such fixed or capital asset; provided that the aggregate amount of proceeds received in respect of such transactions permitted under this clause (a) shall not exceed $2,000,000 during the term of this Agreement and (b) any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07.    Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary.

SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.   (a)   No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of Holdings and the Borrowers may declare and pay dividends with respect to its common stock payable solely in Equity Interests (other than Disqualified Equity Interests), (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) Holdings and the Borrowers may make Restricted Payments, not exceeding $100,000 during any fiscal year of Holdings, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their Restricted Subsidiaries, (iv) Holdings may make cashless Restricted Payments in connection with the pyramiding of stock options, the cashless transfer or exercise of performance stock units, restricted stock units, stock options or warrants, or the settlement in cash for fractional shares, in connection with employee compensation, incentive, or other benefit programs to the extent constituting a Restricted Payment, and (v) the Borrowers may make other Restricted Payments in cash subject to the satisfaction of the Payment Conditions with respect to each such Restricted Payment.

(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)    payment of Indebtedness created under the Loan Documents;

(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and

(v)    other prepayments of Indebtedness subject to the satisfaction of the Payment Conditions with respect to each such payment.

SECTION 6.09.    Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with (including the payment of management fees), any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Loan Parties or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties, (c) transactions between or among Restricted Subsidiaries that are not Loan Parties, (d) any investment permitted by Section 6.04(c), (d) or (e), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Restricted Subsidiary who are not employees of such Borrower or Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Restricted Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

SECTION 6.10.    Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien securing the Secured Obligations upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof if such restrictions or conditions apply only to the rights in such leases or other contracts or the property leased pursuant to any such lease.

SECTION 6.11.    Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, or (b) any of its Organizational Documents, in each case to the extent any such amendment, modification or waiver would be adverse to the Lenders or otherwise prohibited by the terms of any applicable subordination or intercreditor agreement.

SECTION 6.12.    Financial Covenant.

(a)    Fixed Charge Coverage Ratio.  As of the end of any calendar month, commencing with the most recent calendar month for which Borrowers’ financial statements have been delivered prior to the date on which any FCCR Testing Period commences, the Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0.  Once such covenant is in effect, such covenant shall remain in effect until no FCCR Testing Period is in effect.

SECTION 6.13.    Canadian Pension Plans. The Borrowers shall not, and shall not permit any other Loan Party to, (a) terminate or wind-up or take any other action with respect to any Canadian Pension Plan which could reasonably be expected to result in any material liability of any Loan Party, (b) fail to make full payment when due of all amounts which, under the terms of any Canadian Pension Plan or applicable law, the Loan Party is required to pay as contributions or premiums thereto, (c) establish, sponsor, administer, contribute to, participate in, or assume any liability (including any contingent liability) under any Defined Benefit Plan, or (d) acquire an interest in any Person if such Person sponsors, maintains or contributes to any Defined Benefit Plan.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence) or Section 5.08, Section 5.16, Section 5.17 or in Article VI of this Agreement or in Article VII of the U.S. Security Agreement or the Canadian Security Agreement;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(n)), Section 5.02 (other than Section 5.02(a)), Section 5.03 through Section 5.07, Section 5.10, Section 5.11 or Section 5.13 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or relates to terms or provisions of any other Loan Document;

(f)    any Loan Party or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace periods);

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h)    an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of any notice of intention in respect thereof with any Governmental Authority seeking (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) the composition, rescheduling, reorganization, arrangement or readjustment of or other relief or stay of proceedings in enforcement in respect of a Loan Party or Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Bankruptcy Law or any other federal, provincial, territorial, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (iii) the appointment of a receiver, trustee, interim receiver, receiver and manager, liquidator, administrator, custodian, seques‐trator, conservator or similar official for any Loan Party or Restricted Subsidiary or for all or substantial part of its assets, and, in any such case, such proceeding, case or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered);

(i)    any Loan Party or Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or case or file any petition or application seeking liquidation, reorganization or other relief under any Bankruptcy Law or other federal, provincial, territorial, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of or the taking of possession by, a receiver, trustee, interim receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, conservator, agent or similar official for such Loan Party or Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make an assignment or a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the fore‐going;

(j)    any Loan Party or Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) shall be rendered against any Loan Party, any Restricted Subsidiary (other than an Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Restricted Subsidiary to enforce any such judgment; or (ii) any Loan Party or Restricted Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    a Change in Control shall occur;

(n)    [Reserved];

(o)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(p)    except as permitted by the terms of any Loan Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, subject only to Permitted Encumbrances which have priority by operation of law; or

(q)    any Collateral Document shall fail to remain in full force or effect or any action shall be taken by or on behalf of any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document, except in accordance with the terms thereof; or

(r)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then out‐standing to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and PPSA, as applicable.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.    Authorization and Action.

(a)    Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Section 2.12, Section 2.13, Section 2.15, Section 2.17 and Section 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.    Posting of Communications.

(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.    The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05.    Successor Administrative Agent.

(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06.    Acknowledgements of Lenders and Issuing Bank.

(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and informa‐tion (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)     (i)   Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.06(d) shall be conclusive, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv)    Each party’s obligations under this Section 8.06 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07.    Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC or the PPSA, as applicable. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent and each Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10.    Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.   (a)   Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)           if to any Loan Party, to the Borrower Representative at:

Pioneer Investment, Inc.

NCS Multistage Inc.

19350 State Highway 249, Suite 200

Houston, Texas 77070

Attention: Mike Morrison, Chief Financial Officer & Treasurer

E-mail: mmorrison@ncsmultistage.com

with a copy to (which shall not constitute notice):

Pioneer Investment, Inc.

NCS Multistage Inc.

19350 State Highway 249, Suite 200

Houston, Texas 77070

Attention: Ori Lev, General Counsel

E-mail: olev@ncsmultistage.com and

with a copy to (which shall not constitute notice):

legal@ncsmultistage.com with olev@ncsmultistage.com

and

Norton Rose Fulbright LLP

1301 McKinney St., Suite 5100

Houston, Texas 77070

Attention: Josh Agrons

E-mail: josh.agrons@nortonrosefulbright.com

(ii)          if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

2200 Ross Avenue, 9th Floor

Dallas, Texas 75201

Attention: Raj Sedeora

Facsimile No: 214.965.2594

E-mail: raj.sedeora@jpmorgan.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, Texas 75201

Attention: Jordan M. Klein

Email: JMKlein@winston.com

(iii)    if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, , or (B) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to any Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)    Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.    Waivers; Amendments.   (a)   No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c), Section 2.14(d) and Section 2.14(e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.09(c), (d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Revolving Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (G) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (H) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (I) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c)    The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Payment in Full of all Secured Obligations and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property (real or personal, tangible or intangible) being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary owned by Loan Parties pursuant to a transaction permitted hereby, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) with the consent of Required Lenders, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; provided that the Administrative Agent may in its discretion release Liens on Collateral valued in the aggregate not in excess of $200,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively without further investigation on one or more certificates of the Loan Parties as to the value of any Collateral to be so released). Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.    Expenses; Limitation of Liability; Indemnity; Etc.   (a)   Expenses. The Loan Parties shall, jointly and severally, pay all (i) reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Bank or any Lender as a group (but limited, in the case of attorney’s fees, to one primary counsel for the Agent and the Lenders in the United States, one primary counsel for the Agent and the Lenders in Canada and, if necessary, one firm of local counsel in each other applicable jurisdiction and one firm of specialist counsel for each specialized area of law and, in the event of a conflict of interest, one additional counsel for each applicable group of Persons similarly situated for which the conflict of interest presents itself), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable out of pocket fees, costs and expenses incurred in connection with:

(A)    appraisals and insurance reviews;

(B)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent (and the Borrowers agree to modify or adjust the computation of the Borrowing Base which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(C)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of the Administrative Agent;

(D)    Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)    Limitation of Liability. To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)    Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Co-Documentation Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable out of pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Restricted Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Restricted Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or (b) the intentional breach in bad faith of the terms hereof by such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF EACH BORROWER AND EACH BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d)    Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non‑appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Secured Obligations.

(e)    Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04.    Successors and Assigns.   (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Revolving Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)    the Administrative Agent;

(C)    the Issuing Bank; and

(D)    the Swingline Lender.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (e) so long as no Event of Default under clauses (a), (b), (h) or (i) of Article VII shall have occurred and be continuing, any Disqualified Institution.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)    The Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, unless resulting from the gross negligence or willful misconduct of the Administrative Agent as finally determined by a non-appealable order of a court of competent jurisdiction.

(c)    Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand‐ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution.   (a)   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.   (a)   The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its proper‐ties in the courts of any jurisdiction.

(d)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here‐after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the written consent of the Borrower Representative, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers, or (i) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.

For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15.    Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.    Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, and without any prior approval by the Borrowers, to include any Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as the JPMCB Parties may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

SECTION 9.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20.    No Fiduciary Duty, Etc.   (a)   Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b)    Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.21.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.22.    Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent, the Issuing Banks and the Lenders for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Issuing Bank, any Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Administrative Agent, each Issuing Bank and each Lender have been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all commitments of the Lenders to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Secured Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable law to pursue or exhaust remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations.

SECTION 9.23.    Anti-Money Laundering Legislation.

(a)    Information. Each Loan Party acknowledges that, pursuant to AML Legislation, the Administrative Agent may be required to obtain, verify and record information regarding the Borrowers, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers and each other Loan Party, and the transactions contemplated hereby. Each Borrower and each other Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent, or any prospective assignee or participant of the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    Role of Agent. If the Administrative Agent has ascertained the identity of the Borrowers or any unauthorized signatories of the Borrowers for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or any such authorized signatory in doing so.

SECTION 9.24.    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrowers shall, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

ARTICLE X

Loan Guaranty

SECTION 10.01.    Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, if any amount in respect of the Secured Obligations is not recoverable from any Guarantor under this Agreement on the basis of a guarantee or the Secured Parties are not indemnified under this Agreement as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty.   (a)   Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

SECTION 10.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any applicable law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09.    [Reserved].

SECTION 10.10.    Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law or any other applicable Bankruptcy Law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11.    Contribution.

(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative

SECTION 11.01.    Appointment; Nature of Relationship. Pioneer is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04.    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06.    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07.    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Intentionally Omitted)